                                                                     EXHIBIT 2.3

                                AGREEMENT TO VOTE


         THIS AGREEMENT TO VOTE (this "AGREEMENT") is made and entered into this 17th day of December, by and between Natural Gas Partners V, L.P., a Delaware limited partnership ("STOCKHOLDER"), Prize Energy Corp., a Delaware corporation (the "COMPANY") and Magnum Hunter Resources, Inc., a Nevada corporation ("MHR").


                                    RECITALS

         A. The Company and MHR ("MHR") propose to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which the Company will merge with and into Pintail Energy, Inc., a wholly-owned subsidiary of MHR, with the Company becoming a wholly-owned subsidiary of MHR, and the stockholders of the Company will receive a combination of cash and common stock in MHR (the "MERGER").

         B. Stockholder owns 7,326,821 shares of Common Stock, par value $0.01 per share, of the Company (the "SUBJECT SHARES").

         C. As an inducement to the Company and MHR to proceed with the Merger, Stockholder has offered to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. AGREEMENT TO VOTE FOR MERGER. Stockholder agrees to vote the Subject Shares in favor of the Merger, pursuant to the terms of the Merger Agreement, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof) called for the purpose of considering the Merger; provided that, Stockholder shall not be obligated to vote in favor of the Merger if the Board of Directors of the Company shall have received an Alternative Proposal and has determined that such proposal is a Superior Proposal in accordance with the provisions of Section 5.4 of the Merger Agreement.

         2. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder represents and warrants to the Company as follows:

                  2.1 OWNERSHIP OF SHARES. Stockholder is the record and beneficial owner of the Subject Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind, other than the encumbrances created by this Agreement, restrictions on transfer under applicable Federal and state securities laws and under that certain Amended and Restated Voting and Stockholders Agreement among the Company, Stockholder and certain other stockholders of the Company.

                  2.2 POWER; BINDING AGREEMENT; NO CONFLICT. Stockholder has the authority under its partnership agreement and under applicable law to enter into and perform all of Stockholder's obligations under this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution or delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

         3. TERMINATION. This Agreement shall terminate on the earliest to occur of the following:

                  (a) the date on which the parties mutually agree in writing to terminate this Agreement;

                  (b) the date on which the transactions contemplated by the Merger Agreement are consummated;

                  (c) prior to the consummation of the transactions contemplated by the Merger Agreement, upon the termination of the Merger Agreement pursuant to its terms; and

                  (d) June 30, 2002.

         4. NOTICES. All notices or other communications required or permitted hereunder shall be given in the manner, and to the notice addresses, provided for in the Merger Agreement (and with respect to Stockholder, at the notice address provided for in the form of Registration Rights Agreement attached to the Merger Agreement).

         5. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by all of the parties hereto.

         6. GOVERNING LAW. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         7. SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         8. THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

         9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.












                  [remainder of page left intentionally blank]

         IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                   COMPANY

                                   PRIZE ENERGY CORP.


                                   By: /s/ Philip B. Smith
                                       -----------------------------------------
                                       Philip B. Smith
                                       Chairman and Chief Executive Officer


                                   MHR

                                   MAGNUM HUNTER RESOURCES, INC.



                                   By: /s/ Gary C. Evans
                                       -----------------------------------------
                                   Name: Gary C. Evans
                                         ---------------------------------------
                                   Title: Chairman, President and
                                          --------------------------------------
                                          Chief Executive Officer
                                          --------------------------------------


                                   STOCKHOLDER

                                   NATURAL GAS PARTNERS V, L.P.
                                   By: G.F.W. Energy V, L.P., general partner
                                   By: GFW V, L.L.C., general partner


                                   By: /s/ David R. Albin
                                       -----------------------------------------
                                       David R. Albin, Authorized Member